UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 3, 2013

Summit Materials, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-187556	24-4138486
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1550 Wynkoop Street

3rd Floor

Denver, Colorado 80202

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 893-0012

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As reported on a Form 8-K filed by Summit Materials, LLC (the “Company”) on October 18, 2013, Brian J. Harris was appointed Chief Financial Officer of the Company and the Company’s indirect parent entity, Summit Materials Holdings L.P. (“Parent”), effective as of October 14, 2013.

In connection with Mr. Harris’s appointment as Chief Financial Officer of the Company and Parent, Parent entered into an employment agreement with Mr. Harris on December 3, 2013, with effect as of October 14, 2013, for a period of employment beginning on October 14, 2013. Mr. Harris’s employment agreement has a three-year term. The initial term will be automatically extended for additional one-year periods, unless Parent or Mr. Harris provides the other party with written notice of non-renewal at least 60 days before the end of the applicable term. Pursuant to the terms of Mr. Harris’s employment agreement, if requested by Parent’s general partner, Mr. Harris will also serve as a member of the board of directors (and any committees thereof) of any of Parent’s affiliates.

Compensation Arrangements

Mr. Harris’s employment agreement also includes the terms summarized below:

•	base salary at an annual rate of $475,000, subject to increases (but not decreases) as determined by the board of directors of Parent’s general partner (the “Board”);

•	target annual bonus award of 75% of his base salary (and a maximum bonus award of two times the target annual bonus), based upon the achievement of performance targets established by the Board;

•	a monthly automobile allowance of $1,000; and

•	participation in the Parent’s employee benefit plans.

Mr. Harris will be eligible for a bonus in respect of the 2013 fiscal year based on performance targets set by the Board no later than November 30, 2013. In addition, his annual bonus will be prorated for any partial years of employment (including 2013).

Until medical benefits are provided to Mr. Harris under Parent’s plans, Parent will reimburse Mr. Harris for the COBRA premiums required to receive continued medical coverage from his prior employer. Parent and Mr. Harris also intend to enter into separate equity incentive agreements.

Termination and Other Provisions

Generally, either party may terminate Mr. Harris’s employment agreement at any time, but Mr. Harris must provide 60 days’ advance written notice to Parent of his resignation.

Pursuant to the terms of Mr. Harris’s employment agreement, if Mr. Harris’s employment is terminated (i) by Parent with cause or (ii) by him (other than as a result of a constructive termination), Mr. Harris will be entitled to certain accrued amounts.

If Mr. Harris’s employment is terminated as a result of death or disability, Mr. Harris will be entitled to the accrued amounts and a pro rata portion of the annual bonus he would have otherwise earned in respect of the year of termination. In the event (i) that Mr. Harris elects not to extend the employment term or (ii) of Parent’s dissolution with a negative return for Parent’s investors, Mr. Harris shall only be entitled to the accrued amounts upon termination of his employment.

If Mr. Harris’s employment is terminated (i) by Parent without cause or (ii) by Mr. Harris as a result of constructive termination, Mr. Harris will be entitled to receive the accrued amounts, and, subject to his continued compliance with certain restrictive covenants described below and his non-revocation of a general release of claims, he will be entitled to receive:

•	continued payment of his base salary in accordance with Parent’s normal payroll practices, until 12 months after the date of such termination;

•	an amount equal to his annual bonus in respect of the fiscal year immediately preceding the applicable year of his termination of employment paid in equal, monthly installments; and

•	payment of his COBRA premiums until the earlier of 12 months or when he is no longer eligible for COBRA coverage under applicable law.

The term constructive termination generally means a material reduction in Mr. Harris’s base salary or target annual bonus, a material diminution of Mr. Harris’s duties, a required relocation of Mr. Harris’s primary place of business by more than 50 miles from Denver, Colorado, or any material breach by Parent of an agreement between Mr. Harris and Parent.

Mr. Harris will also be entitled to the severance benefits he would be entitled to receive upon a termination by Parent without cause in the event (i) that Parent elects not to extend the employment term or (ii) of Parent’s dissolution resulting in a positive return for Parent’s investors.

Pursuant to the terms of his employment agreement, Mr. Harris is also subject to the following restrictive covenants: (i) a covenant not to disclose confidential information while employed and at all times thereafter; (ii) a covenant not to compete for a period of 12 months following the date his employment ends; and (iii) a covenant not to solicit employees or customers for a period of 12 months following the date that his employment ends.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement, dated December 3, 2013, between Summit Materials Holdings L.P. and Brian J. Harris

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 4, 2013	SUMMIT MATERIALS, LLC

	By:	/s/ Anne L. Benedict
	Name:	Anne L. Benedict
	Title:	Chief Legal Officer